EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-129668 on Form S-8 of Enterprise GP Holdings L.P. of our report dated February 28, 2007 (September 18, 2007 as to the effects of the common control acquisition of the general partnership interests of Texas Eastern Products Pipeline Company, LLC, and certain limited partnership interests of TEPPCO Partners, L.P. and the related change in business segments described in Note 1, as well as subsequent events as discussed in Note 19) relating to the consolidated balance sheet of EPE Holdings, LLC at December 31, 2006, appearing in this Current Report on Form 8-K of Enterprise GP Holdings L.P. dated September 20, 2007.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

September 20, 2007